EXECUTION VERSION

REVOLVING LOAN AGREEMENT

Dated as of November 30, 2018
between
MONTREIGN OPERATING COMPANY, LLC,
as Borrower,
and
EMPIRE RESORTS, INC.,
as Lender

Page
ARTICLE I DEFINITIONS
Section 1.01.Definitions    1
Section 1.02.General Construction    6
Section 1.03.Certain Terms    6

GENERAL TERMS	7
Section 2.01.The Loan    7
Section 2.02.[Reserved]    7
Section 2.03.Interest and Principal    7
Section 2.04.Method and Place of Payment    7
Section 2.05.General Provision Regarding Payments    8
Section 2.06.Application of Payments    8

ADVANCES	8
Section 3.01.Conditions to Advance    8

REPRESENTATIONS AND WARRANTIES	8
Section 4.01.Organization    8
Section 4.02.Authorization    9
Section 4.03.Enforceable Obligations    9
Section 4.04.Survival    9

AFFIRMATIVE COVENANTS	9
Section 5.01.Maintenance of Existence    9
Section 5.02.Use of Proceeds    9

GRANT OF SECURITY	9
Section 6.01.Grant of Security Interest; Collateral    9
Section 6.02.Certain Limited Exclusions; Authorization to File    10

EVENTS OF DEFAULT	11

i

(continued)
Page

Section 7.01.Event of Default    11
Section 7.02.Remedies    12
Section 7.03.No Waiver    13
Section 7.04.Application of Payments after an Event of Default    13

MISCELLANEOUS	13
Section 8.01.Successors    13
Section 8.02.Governing Law    13
Section 8.03.Modification; Waiver in Writing    14
Section 8.04.Notices    14
Section 8.05.[RESERVED]    15
Section 8.06.Headings    15
Section 8.07.No Assignment    15
Section 8.08.Expenses    15
Section 8.09.Severability    16
Section 8.10.[Reserved]    16
Section 8.11.[Reserved]    16
Section 8.12.Offsets, Counterclaims and Defenses    16
Section 8.13.[Reserved]    16
Section 8.14.[Reserved]    16
Section 8.15.[Reserved]    16
Section 8.16.Counterparts    16
Section 8.17.Register    16
Section 8.18.General Indemnity    17
Section 8.19.Third-Party Beneficiaries    18
Section 8.20.[Reserved]    18
Section 8.21.[Reserved]    18
Section 8.22.[Reserved]    18

ii

(continued)
Page

Section 8.23.PATRIOT Act Records    18
Section 8.24.Delay Not a Waiver    18
Section 8.25.Determinations    18
EXHIBIT A – Form of Request for Advance

iii

THIS REVOLVING LOAN AGREEMENT (this “Agreement”), is made as of November 30, 2018, between MONTREIGN OPERATING COMPANY, LLC, a New York limited liability company, as borrower (“Borrower”), and EMPIRE RESORTS, INC., a Delaware corporation, as lender (together with its successors and assigns, “Lender”). Lender and Borrower are hereinafter referred to collectively as the “Parties” or individually as a “Party”.
RECITALS
WHEREAS, Borrower desires to obtain from Lender the Loans (as hereinafter defined), the proceeds of which will be used for general corporate purposes as provided in this Agreement; and
WHEREAS, Lender is willing to make the Loans, on the terms and subject only to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the agreements, provisions and covenants contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Lender and Borrower agree as follows:
ARTICLE I

DEFINITIONS

Section 1.01.    Definitions. When used herein, the following capitalized terms shall have the following meanings:
“Affiliate” with respect to any Person means any Person directly or indirectly controlling, controlled by or under common control with, such Person. For the purposes of this Agreement, “control” (including, with correlative meaning, the terms “controlling” and “controlled”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning specified in the preamble.
“Bank Loan Agreements” means, collectively, (i) the Term Loan Agreement and (ii) the Revolving Credit Agreement.
“Bankruptcy Code” has the meaning specified in Section 7.01(c).
“Borrower” has the meaning specified in the preamble.
“Business Day” means any day other than (i) a Saturday, (ii) a Sunday or (iii) a day on which federally insured depository institutions located in the State of New York are required or authorized by Law to close.
“Closing Date” shall mean the date hereof.
“Code” means the Internal Revenue Code of 1986, as amended, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“Damages” to a Party means any and all liabilities, obligations, losses, demands, damages, penalties, assessments, actions, causes of action, judgments, proceedings, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees and other costs of defense and/or enforcement whether or not suit is brought), fines, charges, fees, settlement costs and disbursements imposed on, incurred by or asserted against such Party, whether based on any federal, state or foreign Laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and environmental Laws), on common law or equitable cause or on contract or otherwise.
“Dollars” or “$” means lawful money of the United States of America.
“Event of Default” has the meaning specified in Section 7.01.
“Excluded Accounts” means any Deposit Account or Securities Account holding (i) solely Cash and Cash Equivalents required pursuant to Gaming Laws or by Gaming Authorities to be deposited into Gaming Reserves to the extent that a security interest in such Deposit Account may not be granted under applicable Gaming Laws, (ii) solely Cash and Cash Equivalents held, pursuant to ordinary course operations, in payroll accounts of Persons providing payroll services, (iii) solely Cash and Cash Equivalents on deposit in 401(k) accounts, trust accounts and pension accounts established in the ordinary course of business, (iv) solely Cash or Cash Equivalents on deposit in segregated accounts for the benefit of the New York State Gaming Commission established in the ordinary course of business, (v) solely proceeds of Indebtedness (as defined in the Term Loan Agreement) (and proceeds of such proceeds) incurred pursuant to Section 6.01(j) of the Term Loan Agreement that have been pledged to the providers of such Indebtedness, (vi) solely Cash and Cash Equivalents held in escrow, fiduciary or cash collateral accounts in the ordinary course of business, (vii) solely Cash and Cash Equivalents in a zero balance account, (viii) solely Cash and Cash Equivalents that do not exceed, at any time for all such Deposit Accounts, $100,000 individually or $500,000 in the aggregate, (ix) solely Cash and Cash Equivalents securing obligations under Hedging Agreements or (x) solely Cash and Cash Equivalents held for the purposes described in Section 5.15(b)(viii) of the Term Loan Agreement.
“Excluded Collateral” means (a) any license, permit, or authorization issued by any of the Gaming Authorities or any other Governmental Authority or any other assets (including any Gaming License and any Gaming Reserves, in each case, solely to the extent a security interest therein is prohibited under Gaming Laws or other applicable law, or under the terms of any such license, permit, or authorization, or which would require a consent, finding of suitability or other similar approval or procedure by any of the Gaming Authorities or any other Governmental Authority prior to being pledged, hypothecated, or given as collateral security (to the extent such consent, finding or approval has not been obtained); (b) any lease, license, contract or agreement to which Borrower is a party or any of its rights or interests thereunder if and for so long as the grant of a security interest therein shall (x) constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of Borrower therein or (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract or agreement or (y) pursuant thereto require any consent to assignment of such lease, license, contract or agreement from any Person which has not been obtained (unless, in the case of exclusions referred to in clauses (a) and/or (b) above, such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including any Debtor Relief Law) or principles of equity), provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibitions described in clauses (a) and/or (b) above shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract, permit, authorization or agreement not subject to the prohibition specified above; (c) assets sold to a Person in compliance with the Loan Documents; (d) any Pledged Equity Interests (including for avoidance of doubt, any equity interest in Borrower’s subsidiaries); (e) assets subject to a Lien permitted by Section 6.02(m) of the Term Loan Agreement (including Specified FF&E Collateral) to the extent the documents related to such Lien prohibit the granting of a security interest under this Agreement; (f) any “intent-to-use” trademark application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act,

15 U.S.C. §1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent and for so long as creation by Borrower of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use trademark application; (g) any Excluded Accounts; (h) any Excluded Leased Real Property; (i) any Specified Hedging Agreement or Specified Cash Management Agreement or any “Specified Cash Management Agreement” (as defined in the Revolving Credit Agreement); (j) any Cash Collateral (as defined in the Revolving Credit Agreement) pledged, delivered or deposited pursuant to Section 2.14(b), 2.22, 2.23 or 7.01 of the Revolving Credit Agreement as in effect on the Closing Date; and (k) any Deposit Account or Securities Account subject to a Control Agreement.  Notwithstanding the foregoing, all Proceeds and Sale Proceeds of the Excluded Collateral (other than those specified pursuant to clause (e) above) shall constitute Collateral and shall be included within the property and assets over which a security interest is granted pursuant to this Agreement, unless such Proceeds or Sale Proceeds would independently constitute Excluded Collateral.
“GAAP” means the generally accepted accounting principles in the United States of America in effect from time to time.
“Governmental Authority” means any nation or government, any state, county, regional, local or municipal government, any bureau, department, agency or other political subdivision thereof, including, without limitation, the New York State Gaming Commission, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government (including any court).
“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
“Indebtedness” means the Principal Indebtedness, together with interest and all other obligations and liabilities of Borrower under the Loan Documents, including all transaction costs and other amounts due or to become due to Lender pursuant to this Agreement or in accordance with any of the other Loan Documents, and all other amounts, sums and expenses reimbursable by Borrower to Lender hereunder or pursuant to any other Loan Document.
“Indemnified Parties” has the meaning specified in Section 8.18.
“Interest Accrual Period” means the period commencing on and including the first day of each calendar quarter during the term of the Loan and ending on and including the last day of such calendar quarter; provided, however, that the initial Interest Accrual Period shall commence on and include the initial Advance hereunder and shall end on March 31, 2019.
“Interest Payment Date” means the last day of each calendar quarter beginning on March 31, 2019.

“Interest Rate” means an interest rate per annum equal to 7%, payable as follows on each Interest Payment Date: (i) 1% shall be paid in cash and (ii) 6% shall not be paid in cash, but shall accrue on such Interest Payment Date and remain outstanding thereafter until paid in full (it being understood that such accrued interest shall bear interest under this Agreement at the Interest Rate).
“Law” means any federal, state, local or foreign law, including common law, and any regulation, rule, requirement, policy, judgment, order, writ, decree, ruling, award, approval, authorization, consent, license, waiver, variance, guideline or permit of, or any agreement with, any Governmental Authority.
“Lender” has the meaning specified in the preamble.
“Lending Parties” has the meaning specified in Section 8.22.
“Loan” has the meaning specified in Section 2.01.
“Loan Amount” means $10,000,000.
“Loan Documents” means, collectively, this Agreement and any and all other documents and agreements executed in connection with the Indebtedness, as each such agreement may be modified, supplemented, consolidated, extended or reinstated from time to time.
“Material Adverse Effect” means a material adverse effect on and/or material adverse development with respect to (i) the business, results of operations, properties, assets or condition (financial or otherwise) of Borrower, (ii) the ability of Borrower to perform, or of Lender to enforce, any material provision of any Loan Document; or (iii) the legality, validity, binding effect, or enforceability of any material provision of any Loan Document.
“Maturity Date” means April 25, 2023 or such earlier date as may result from acceleration of the Loan in accordance with this Agreement.
“Notices” has the meaning specified in Section 8.04.
“Party” or “Parties” has the meaning specified in the preamble.
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required To Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into Law on October 26, 2001)), as amended from time to time.
“Person” means an individual, corporation, association, limited liability company, limited liability partnership, partnership, estate, trust, unincorporated organization or a government or any agency or political subdivision thereof.

“Principal Indebtedness” means the principal balance of the Loan outstanding from time to time, and shall exclude, for avoidance of doubt, any accrued interest resulting from the application of clause (ii) of the definition of Interest Rate.
“Request for Advance” means a written request for an Advance, substantially in the form attached hereto as Exhibit A, and signed by a duly authorized representative of Borrower.
“Revolving Credit Agreement” means the Revolving Credit Agreement, dated as of January 24, 2017, among Borrower, the lenders from time to time party thereto, and Fifth Third Bank, as administrative agent.
“Taxes” means, collectively, all taxes, levies, duties, imposts, deductions, charges, fees or withholdings, and all interest, penalties and other liabilities imposed by a Governmental Authority or taxing authority in any jurisdiction.
“Term Loan Agreement” means the Building Term Loan Agreement, dated as of January 24, 2017, among Borrower, the lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative agent.
“Term Loan Security Agreement” means the Pledge and Security Agreement dated as of January 24, 2017 among Borrower, each of the other parties thereto as a “Grantor” in favor of Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent.
“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions related to such provisions.
“U.S.” means the United States of America.
“U.S. Person” means a United States person within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax” means any present or future tax, assessment or other charge or levy imposed by or on behalf of the U.S. or any taxing authority thereof.

General Construction. Defined terms used in this Agreement may be used interchangeably in singular or plural form, and pronouns are to be construed to cover all genders. All references to this Agreement or any agreement or instrument referred to in this Agreement shall mean such agreement or instrument as originally executed and as hereafter amended, supplemented, extended, consolidated or restated from time to time. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular subdivision; and the words “Article” and “section” refer to the entire article or section, as applicable and not to any particular subsection or other subdivision. Reference to days for performance means calendar days unless Business Days are expressly indicated. All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. Unless otherwise specified: (i) “including” means “including, but not limited to”. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP, as the same may be modified in this Agreement.
Section 1.02.    Certain Terms.
(a)    The following terms shall have the meanings specified in the Term Loan Agreement as in effect on the date hereof: Cash, Cash Equivalents, Control Agreement, Debtor Relief Law, Excluded Leased Real Property, Gaming Authorities, Gaming Laws, Gaming License, Gaming Reserves, Hedging Agreement, Lien, Revolving Specified Cash Management Agreement, Securities Account, Specified Cash Management Agreement, Specified FF&E Collateral, and Specified Hedging Agreement.
(b)    The following terms, as used in Section 1.01 and in Article VI of this Agreement, shall have the meanings specified in the Term Loan Security Agreement as in effect on the date hereof, or, if not defined therein, the UCC: Accounts, Chattel Paper, Collateral Records, Collateral Support, Commercial Tort Claims, Deposit Account, Documents, General Intangibles, Goods, Instruments, Insurance, Intellectual Property, Investment Related Property, Letters of Credit, Letter-of-Credit Rights, Money, Pledged Equity Interests, Proceeds, Receivables, Receivable Records, Sale Proceeds, Software and Supporting Obligations.
ARTICLE II

GENERAL TERMS
Section 2.01.    The Loan. Lender hereby agrees to make advances to Borrower (each, an “Advance” or a “Loan”) from time to time in accordance with and subject to the provisions of Article III in a maximum aggregate principal amount equal to the Loan Amount. The Loans shall bear interest as described in this Agreement at a per annum rate equal to the Interest Rate. Subject to the terms of this Agreement, Borrower may borrow, repay and reborrow Loans at any time.
Section 2.02.    [Reserved].
Section 2.03.    Interest and Principal.
(a)    On each Interest Payment Date, Borrower shall pay to Lender interest accrued on the Loan, in arrears, for the immediately preceding Interest Accrual Period (except that on the initial Interest Payment Date, Borrower shall pay all interest accrued on the Loan from the date of the initial Advance until such date, even though such interest may have been accruing for more than one Interest Accrual Period) at a rate per annum equal to the Interest Rate. Interest payable hereunder shall compound quarterly and shall be computed on the basis of a 360-day year and the actual number of days elapsed.
(b)    The Principal Indebtedness, together with interest through the end of the applicable Interest Accrual Period and all other amounts then due under the Loan Documents, shall be due and payable by Borrower to Lender on the Maturity Date.
(c)    Borrower may permanently reduce the Loan Amount upon notice to Lender, in whole or in any partial amount; provided, however, that the Loan Amount may not be reduced below the aggregate amount of Principal Indebtedness.  Borrower agrees that if, at any time as a result of reductions in the Loan Amount pursuant to this Section 2.03(c) or otherwise, the aggregate amount of Principal Indebtedness exceeds the Loan Amount, Borrower shall repay immediately its then outstanding Loans in such amount as may be necessary to eliminate such excess.
(d)    Borrower may from time to time pay, without penalty or premium, any amount of the Loans.
Section 2.04.    Method and Place of Payment. Except as otherwise specifically provided in this Agreement, all payments and prepayments under this Agreement shall be made to Lender not later than 11:00 a.m., New York City time, on the date when due and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to the account specified from time to time by Lender. Any funds received by Lender after such time shall be deemed to have been paid on the next succeeding Business Day. Lender shall notify Borrower in writing of any changes in the account to which payments are to be made. If the amount received from Borrower pursuant to this Agreement is less than the sum of all amounts then due and payable hereunder, such amount shall be applied, at Lender’s sole discretion, toward the components of the Indebtedness (e.g., interest, principal and other amounts payable hereunder) in such sequence as Lender shall elect in its sole discretion.
Section 2.05.    General Provision Regarding Payments.
Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

Section 2.06.    Application of Payments.
Subject to Section 7.04, all payments or prepayments of the Loan made by Borrower shall be applied to pay: first, any costs, expenses and other amounts not constituting principal or interest which are then due Lender under this Agreement; second, any accrued and unpaid interest then payable with respect to the Loan; and third, the Principal Indebtedness of the Loan.
ARTICLE III

ADVANCES
Section 3.01.    Conditions to Advance. Notwithstanding anything herein to the contrary, the only conditions to an Advance shall be satisfaction (as determined by Lender in its reasonable discretion) of the following requirements:
(a)    Borrower shall have delivered a written Request for Advance to Lender and Lender shall have three (3) Business Days after the date on which Lender receives such notice to fund the Advance requested to be made (unless otherwise agreed to by Borrower);
(b)    After giving effect to the requested Advance, the Principal Indebtedness shall not exceed the Loan Amount; and
(c)    No Event of Default shall have occurred and be continuing on the date on which the Advance is requested to be made or would occur after giving effect to such Advance.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
Borrower represents to Lender that, as of the Closing Date:
Section 4.01.    Organization. Borrower is duly organized, validly existing and in good standing under the laws of the State of New York, and is in good standing in each other jurisdiction where ownership of its properties or the conduct of its business requires it to be so, and Borrower has all power and authority under such laws and its organizational documents and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
Section 4.02.    Authorization. Borrower has the power and authority to enter into this Agreement and the other Loan Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by the Loan Documents and has by proper action duly authorized the execution and delivery of the Loan Documents.
Section 4.03.    Enforceable Obligations. This Agreement and the other Loan Documents have been duly executed and delivered by Borrower and constitute Borrower’s legal, valid and binding obligations, enforceable against Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury.
Section 4.04.    Survival. Borrower agrees that all of the representations of Borrower set forth in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Indebtedness is outstanding. All representations, covenants and agreements made by Borrower in this Agreement or in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
ARTICLE V

AFFIRMATIVE COVENANTS
Section 5.01.    Maintenance of Existence. Borrower shall, at all times (i) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization and (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises (including all Governmental Authorizations) necessary in the normal conduct of its business.
Section 5.02.    Use of Proceeds. The proceeds received by Borrower in connection with the Loans shall be used by Borrower for general corporate purposes.
ARTICLE VI

GRANT OF SECURITY
Section 6.01.    Grant of Security Interest; Collateral
Borrower hereby assigns as collateral security to Lender, and hereby grants to Lender, a security interest in and continuing lien on, all of Borrower’s right, title and interest in, to and under all personal property of Borrower including, without limitation, all of the following property of Borrower, in each case whether now owned or existing or hereafter acquired or arising and wherever located (collectively, but exclusive of any Excluded Collateral, the “Collateral”), for the prompt and complete payment and performance in full when due and with all rights and remedies under the UCC and other applicable law (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) of Borrower’s Indebtedness: (i) Accounts; (ii) Chattel Paper; (iii) Documents; (iv) General Intangibles; (v) Goods; (vi) Instruments; (vii) Insurance; (viii) Intellectual Property; (ix) Software; (x) Investment Related Property; (xi) Letters of Credit and Letter-of-Credit Rights; (xii) Money; (xiii) Receivables and Receivable Records; (xiv) Commercial Tort Claims; (xv) Sale Proceeds; (xvi) to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and (xvii) to the extent not otherwise included above, all Proceeds, right to Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.
Section 6.02.    Certain Limited Exclusions; Authorization to File
(a)    Notwithstanding anything herein to the contrary, but subject to the last sentence of this Section 6.02(a), in no event shall the security interest granted under Section 6.01 above attach to any Excluded Collateral, and Collateral shall not include any Excluded Collateral. Notwithstanding the foregoing, all Proceeds of the Excluded Collateral and the right to receive such Proceeds shall constitute Collateral hereunder to the extent such Proceeds do not independently constitute Excluded Collateral and shall be included within the property and assets over which a security interest is granted under Section 6.01, except to the extent such Proceeds would constitute Excluded Collateral.
(b)    The aggregate amount of Indebtedness and other liabilities secured by Liens pursuant to this Agreement shall not at any time exceed $10,000,000 (the “Collateral Limit”) and the amount of outstanding Indebtedness and other liabilities in excess of the Collateral Limit, if any, shall be deemed to be unsecured.
(c)    The security interest and Lien granted to Lender pursuant to this Agreement is intended to be a perfected, second lien security interest and in no event shall be senior to the Liens securing the Obligations (as defined in each of the Bank Loan Agreements).
(d)    Borrower hereby authorizes Lender (or its designee) to prepare and file financing statements provided for by the UCC with respect to the Collateral (including Financing Statements describing such property as “all assets” or “all personal property, whether now owned or hereafter acquired”) and to take such other action as may be required, in Lender’s sole judgment, in order to perfect and to continue the perfection of Lender’s Lien on the Collateral unless prohibited by law and subject to Liens relating to or permitted under the Bank Loan Agreements; provided, that Lender may not foreclose upon the Collateral prior to an Event of Default.

ARTICLE VII

EVENTS OF DEFAULT
Section 7.01.    Event of Default. The occurrence of any one or more of the following events shall be, and shall constitute the commencement of, an “Event of Default” hereunder (any Event of Default that has occurred shall continue unless and until waived by Lender in writing in its sole discretion) and Lender shall be entitled to the remedies set forth in Section 7.02:
(a)    Payment.
(i)    Borrower shall default in the payment when due of any principal or interest owing hereunder (including any mandatory prepayment required hereunder); or
(ii)    Borrower shall default, and such default shall continue for at least 5 Business Days after written notice to Borrower that such amounts are owing, in the payment when due of fees, expenses or other amounts owing hereunder or under any of the other Loan Documents (other than principal and interest owing hereunder).
(b)    Revolving Loan Agreement. This Agreement shall fail to be in full force and effect or to convey the material rights, powers and privileges purported to be created thereby; or a default shall occur, in each case, beyond the expiration of any applicable cure period, which default shall have a Material Adverse Effect.
(c)    Bankruptcy, Etc.
(i)    Borrower shall commence a voluntary case concerning itself under Title 11 of the United States Code (as amended, modified, succeeded or replaced, from time to time, the “Bankruptcy Code”);
(ii)    Borrower shall commence any other proceeding under any reorganization, arrangement, adjustment of debt, relief of creditors, dissolution, insolvency or similar Law of any jurisdiction whether now or hereafter in effect relating to Borrower, or shall dissolve or otherwise cease to exist;
(iii)    there is commenced against Borrower an involuntary case under the Bankruptcy Code, or any such other proceeding, which remains undismissed for a period of thirty (30) days after commencement;
(iv)    Borrower is adjudicated insolvent or bankrupt;
(v)    Borrower suffers appointment of any custodian or the like for it or for any substantial portion of its property and such appointment continues unchanged or unstayed for a period of thirty (30) days after commencement of such appointment;
(vi)    Borrower makes a general assignment for the benefit of creditors; or
(vii)    any action is taken by Borrower for the purpose of effecting any of the foregoing.
(d)    Other Covenants. A default shall occur in the due performance or observance by Borrower of any term, covenant or agreement (other than those referred to in any other subsection of this Section 7.01) contained in this Agreement or in any of the other Loan Documents, except that in the case of a default that can be cured by the payment of money, such default shall not constitute an Event of Default unless and until it shall remain uncured for 15 days after Borrower receives written notice thereof; and in the case of a default that cannot be cured by the payment of money but is susceptible of being cured within 30 days, such default shall not constitute an Event of Default unless and until it remains uncured for 30 days after Borrower receives written notice thereof, provided that within 5 days of its receipt of such written notice, Borrower delivers written notice to Lender of its intention and ability to effect such cure within such 30 day period; and if such non-monetary default is not cured within such 30 day period despite Borrower’s diligent efforts but is susceptible of being cured within 60 days of Borrower’s receipt of Lender’s original notice, then Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of 60 days from Borrower’s receipt of Lender’s original notice, provided that prior to the expiration of the initial 30 day period, Borrower delivers written notice to Lender of its intention and ability to effect such cure prior to the expiration of such 60 day period.
(e)    Acceleration. Any indebtedness (other than the Indebtedness) of Borrower for borrowed money having an aggregate principal amount in excess of $10,000,000 individually or in the aggregate is declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment or a payment due on the voluntary termination of a capital lease) prior to the stated maturity thereof, or any payment obligation of Borrower under any such indebtedness (other than the Indebtedness) is not paid when due (after giving effect to any applicable grace period).

Section 7.02.    Remedies.
(a)    During the continuance of an Event of Default, Lender may by written notice to Borrower, in addition to any other rights or remedies available pursuant to this Agreement and any other Loan Documents, if any, at Law or in equity, declare by written notice to Borrower all or any portion of the Indebtedness to be immediately due and payable, whereupon all or such portion of the Indebtedness shall so become due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower (including all rights or remedies available at Law or in equity); provided, however, that, notwithstanding the foregoing, if an Event of Default specified in Section 7.01(d) shall occur, then the Indebtedness shall immediately become due and payable without the giving of any notice or other action by Lender. Any actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by Law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by Law, equity or contract or as set forth in this Agreement or in the other Loan Documents.
(b)    During the continuance of any Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder, take any action to cure such Event of Default. The costs and expenses incurred by Lender in exercising rights under this Section (including reasonable attorneys’ fees) shall constitute a portion of the Indebtedness and shall be due and payable to Lender upon demand therefor.
Section 7.03.    No Waiver. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed by Lender to be expedient. A waiver of any Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon.
Section 7.04.    Application of Payments after an Event of Default. Notwithstanding anything to the contrary contained herein, during the continuance of an Event of Default, all amounts received by Lender in respect of the Loan shall be applied at Lender’s sole discretion toward the components of the Indebtedness (e.g., Lender’s expenses in enforcing the Loan, interest, principal and other amounts payable hereunder); provided, that if an Event of Default specified in Section 7.01(a) shall occur, then Lender shall apply all amounts received by Lender in respect of the Loan towards the component of the Indebtedness for which Borrower’s failure to pay has resulted in the occurrence of such Event of Default.
ARTICLE VIII

MISCELLANEOUS
Section 8.01.    Successors. Except as otherwise provided in this Agreement, whenever in this Agreement any of the parties to this Agreement is referred to, such reference shall be deemed to include the successors and permitted assigns of such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of Lender and its successors and assigns.
Section 8.02.    Governing Law.
(a)    THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN SHALL BE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTIONS EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, AND THE OTHER LOAN DOCUMENTS, IF ANY, AND THE OBLIGATIONS ARISING THEREUNDER AND HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OF LAW RULES TO THE EXTENT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST EITHER PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, IF ANY, SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK. BORROWER HEREBY (i) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (ii) IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING AND (iii) IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY MAIL, PERSONAL SERVICE OR IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, AT THE ADDRESS SPECIFIED IN SECTION 8.04 (AND AGREES THAT SUCH SERVICE AT SUCH ADDRESS IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER ITSELF IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT).
Section 8.03.    Modification; Waiver in Writing. Neither this Agreement nor any other Loan Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated, nor shall any consent or approval of Lender be granted hereunder, unless such amendment, change, waiver, discharge, termination, consent or approval is in writing signed by Lender.
Section 8.04.    Notices. All notices, consents, approvals, reports, designations, requests, waivers, elections and other communications (collectively, “Notices”) authorized or required to be given pursuant to this Agreement shall be given in writing and either personally delivered to the Party to whom it is given or delivered by an established delivery service by which receipts are given or mailed by registered or certified mail, postage prepaid, or sent by facsimile or electronic mail with a copy sent on the following Business Day by one of the other methods of giving notice described herein, addressed to the Party at its address listed below. A Notice shall be deemed to have been given when delivered or upon refusal to accept delivery.
If to Borrower:
Montreign Operating Company, LLC
c/o Monticello Raceway
Route 17B
P.O. Box 5013
Monticello, New York 12701
Attention: Nanette Horner
Telephone Number: (845) 794-4100, ext. 574
Facsimile Number: (845) 807-0000
If to Lender:
Empire Resorts, Inc.
c/o Monticello Raceway
Route 17B
P.O. Box 5013
Monticello, New York 12701
Attention: Nanette Horner
Telephone Number: (845) 794-4100, ext. 574
Facsimile Number: (845) 807-0000
Either Party may change its address for the receipt of Notices at any time by giving Notice thereof to the other Party.
Section 8.05.    [RESERVED]
Section 8.06.    Headings. The Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 8.07.    No Assignment. Neither Lender nor Borrower may sell, assign or transfer any interest in the Loan Documents or any portion thereof (including either Party’s respective rights, title, interests, remedies, powers and duties hereunder and thereunder).
Section 8.08.    Expenses. Borrower shall reimburse Lender upon receipt of written notice from Lender for (i) all documented and reasonable out-of-pocket costs and expenses incurred by Lender (or any of its Affiliates) in connection with the origination of the Loan, including reasonable legal fees and disbursements, accounting fees and any other third-party diligence materials; (ii) all documented and reasonable out-of-pocket costs and expenses incurred by Lender (or any of its Affiliates) in connection with (A) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower or by Lender and (B) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, or the other Loan Documents; and (iii) all documented and reasonable out-of-pocket costs and expenses (including attorney’s fees) incurred by Lender (or any of its Affiliates) in connection with the enforcement of any obligations of Borrower, or a Default by Borrower, under the Loan Documents, including any refinancing, restructuring, settlement or workout and any insolvency or bankruptcy proceedings (including any applicable transfer taxes).
Section 8.09.    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 8.10.    [Reserved].
Section 8.11.    [Reserved].
Section 8.12.    Offsets, Counterclaims and Defenses. All payments made by Borrower hereunder or under the other Loan Documents shall be made irrespective of, and without any deduction for, any setoffs or counterclaims. Borrower waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender arising out of or in any way connected with this Agreement, the other Loan Documents or the Indebtedness. Any assignee of Lender’s interest in the Loan shall take the same free and clear of all offsets, counterclaims or defenses that are unrelated to the Loan.
Section 8.13.    [Reserved].
Section 8.14.    [Reserved].
Section 8.15.    [Reserved].
Section 8.16.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Any counterpart delivered by facsimile, pdf or other electronic means shall have the same import and effect as original counterparts and shall be valid, enforceable and binding for the purposes of this Agreement.
Section 8.17.    Register. Lender, as non-fiduciary agent of Borrower, shall maintain a record that identifies each owner (including successors and assignees) of an interest in the Loan, including the name and address of the owner, and each owner’s rights to principal and stated interest (the “Register”), and shall record all transfers of an interest in the Loan, including each assignment, in the Register. The entries in the Register shall be conclusive absent manifest error. Borrower and Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Failure to make any such recordation, or any error in such recordation, however, shall not affect Borrower’s obligations in respect of the Loan.
Section 8.18.    General Indemnity.
(a)    Borrower, at its sole cost and expense, shall protect, indemnify, reimburse, defend and hold harmless Lender and its officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents, affiliates, successors, participants and assigns of any and all of the foregoing (collectively, the “Indemnified Parties”) for, from and against, and shall be responsible for, any and all Damages of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any of the Indemnified Parties, in any way relating to or arising out of (i) any negligence or tortious act or omission on the part of Borrower or any of its agents, contractors, servants or employees; (ii) any failure on the part of Borrower to perform or comply with any of the terms of the Loan Documents; and (iii) any failure of Borrower to comply with any Laws; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder to the extent that such Damages have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party.
(b)    If for any reason (including violation of Law or public policy) the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 8.18 are unenforceable in whole or in part or are otherwise unavailable to Lender or insufficient to hold it harmless, then Borrower shall contribute to the amount paid or payable by Lender as a result of any Damages the maximum amount Borrower is permitted to pay under Law. The obligations of Borrower under this Section 8.18 will be in addition to any liability that Borrower may otherwise have hereunder and under the other Loan Documents, will extend upon the same terms and conditions to any Affiliate of Lender and directors, agents, employees and controlling persons (if any), as the case may be, of Lender and any such Affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Borrower, Lender, any such Affiliate and any such Person.
(c)    At the option of the Indemnified Parties and in their sole discretion, upon written request by any Indemnified Party, Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals reasonably approved by such Indemnified Party. Notwithstanding the foregoing, any Indemnified Party may engage its own attorneys and other professionals to defend or assist it (chosen at Lender’s sole discretion), and, at the option of such Indemnified Party, its attorneys shall control the resolution of any claim or proceeding. Upon demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.
(d)    Any amounts payable to Lender by reason of the application of this Section 8.18 shall become immediately due and payable and shall bear interest from the date Damages are sustained by the Indemnified Parties until paid.
(e)    The provisions of and undertakings and indemnification set forth in this Section 8.18 shall survive the satisfaction and payment in full of the Indebtedness and termination of this Agreement.
Section 8.19.    Third-Party Beneficiaries. This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower, and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender, Borrower and Indemnified Parties any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loans hereunder are imposed solely and exclusively for the benefit of Lender, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof, and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
Section 8.20.    [Reserved].
Section 8.21.    [Reserved].
Section 8.22.    [Reserved].
Section 8.23.    PATRIOT Act Records. Lender hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the PATRIOT Act.
Section 8.24.    Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, or under any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
Section 8.25.    Determinations. Each determination or calculation by Lender hereunder shall, in the absence of manifest error, be conclusive and binding on the Parties.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
LENDER:
By:    EMPIRE RESORTS, INC.,
    a Delaware corporation
By:    /s/ Ryan Eller
    Name: Ryan Eller
    Title: President

BORROWER:
By:    MONTREIGN OPERATING COMPANY, LLC
            a New York limited liability company
By:    /s/ Ryan Eller
    Name: Ryan Eller
    Title: President

Exhibit A
Form of Request for Advance
Reference is made to that certain Revolving Loan Agreement dated as of November 30, 2018 (as the same may be amended, restated, supplemented or modified from time to time, the “Loan Agreement”) between Empire Resorts, Inc. (“Lender”), and Montreign Operating Company, LLC (“Borrower”). Terms not defined in this Request for Advance shall have the same meaning as in the Loan Agreement.
Borrower hereby represents, warrants and agrees as follows:

1.	Borrower hereby requests funds in the sum of $_____.

2.	All sums disbursed by Lender will be used in accordance with the Loan Agreement.

3.	The proceeds of the Advance being requested hereby should be sent to:
[Account Name:
Account Number:
ABA Number:             ]
[Remainder of Page Intentionally Left Blank; Signatures on Subsequent Page]

IN WITNESS WHEREOF, Borrower has duly executed this Request for Advance this ___ day of                 , 201_.
BORROWER: